Exhibit 10.33

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (the “Second Amendment”) is made and entered into as of this 28th day of April, 2017 (the “Execution Date”), by and between CRP/KING 830 WINTER, L.L.C., a Delaware limited liability company, the successor-in-interest to Intercontinental Fund III 830 Winter Street, LLC, (the “Landlord”) and HISTOGENICS CORPORATION, a Delaware corporation (formerly a Massachusetts corporation), (the “Tenant”).

WITNESSETH

A. Landlord’s predecessor and Tenant are parties to that certain Lease Agreement dated June 9, 2006, as amended by a First Amendment to Lease October 1, 2009 (the “First Amendment”) (as amended, the “Lease”) for the lease of certain premises containing 25,472 rentable square feet of space on the third floor and in the basement (collectively, the “Premises”) of the building located at 830 Winter Street, Waltham, Massachusetts 02451 (the “Building”).

B. The current Term of the Lease expires December 31, 2017 (the “Expiration Date”), and the parties desire to extend the Term for an additional period of seven (7) years.

C. Landlord and Tenant desire to amend the Lease to reflect the foregoing and to make modifications to certain other provisions of the Lease, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

1. EXTENSION OF TERM

A. Additional Term. The Lease Term is hereby extended for an additional seven-(7)-year period (“Additional Term”), commencing on January 1, 2018, and expiring on December 31, 2024 (the “Extended Expiration Date”), unless sooner terminated or further extended in accordance with the terms of the Lease, as hereby amended. The Additional Term shall be upon all of the same terms and conditions of the Lease in effect immediately prior to the commencement of the Additional Term, except to the extent inconsistent with the provisions of this Second Amendment.

B. Tenant’s Extension Option. Reference is made to Section 36 of the Lease, pursuant to which Tenant was granted the right to extend the Lease Term for two Extension Terms of five (5) years each. In consideration of Landlord’s agreement to extend the Lease Term for the Additional Term, the parties hereby agree that Tenant shall have the option (“Extension Option”), in accordance with said Section 36, to extend the Lease Term for only one additional Extension Term of five (5) years, said Extension Term to commence as of January 1, 2025 and expire as of December 31, 2029. Tenant’s remaining Extension Option may be exercised by Tenant in accordance with the provisions of said Section 36, as hereby amended, provided that the references in the first paragraph of Section 36 to “initial Lease Term” and “initial Lease Term, as extended” shall be deemed to refer to the Additional Term.

C. Rent

(i) Fixed Rent. The amount of Fixed Rent payable by Tenant during the Additional Term shall (subject to Section 2.C below) be as set forth in this Section 1.C. All such Fixed Rent shall be payable by Tenant in accordance with the provisions of Section 3.1 of the Lease.

Period	Annual Fixed Rent	Monthly Fixed Rent	Per Rentable Square Foot
1/1/18 – 12/31/18	$1,222,656.00	$101,888.00	$48.00
1/1/19 – 12/31/19	$1,259,335.68	$104,944.64	$49.44
1/1/20 – 12/31/20	$1,297,034.28	$108,086.19	$50.92
1/1/21 – 12/31/21	$1,336,006.44	$111,333.87	$52.45
1/1/22 – 12/31/22	$1,375,997.40	$114,666.45	$54.02
1/1/23 – 12/31/23	$1,417,262.04	$118,105.17	$55.64
1/1/24 – 12/31/24	$1,459,800.36	$121,650.03	$57.31

(ii) Additional Rent. Tenant shall continue to pay Tenant’s Proportionate Share of Taxes and Operating Expenses during the Additional Term in accordance with the provisions of Sections 4 and 5 of the Lease, respectively.

(iii) Electricity. Tenant shall continue to pay for electricity provided to the Premises during the Additional Term in accordance with the provisions of Section 6 of the Lease.

D. Condition of Premises.

Since, as of the Execution Date, Tenant is in possession of the Premises, Tenant hereby agrees that, except for Landlord’s obligation to provide Landlord’s Second Amendment Contribution, as set forth in Exhibit A, Second Amendment, and Landlord’s obligation to provide the Electrical Service Upgrade, as set forth in Section 2 below, Tenant shall accept the Premises during the Additional Term in “as-is” condition, without any obligation on the part of Landlord to refurbish the Premises and without any representations or warranties by Landlord to Tenant as to the condition of the Premises or the Building. Nothing herein contained shall in any way diminish or affect Landlord’s on-going service obligations under Section 6 of the Lease or Landlord’s repair, maintenance and/or replacement obligations under Section 13 of the Lease.

2. ELECTRICAL SERVICE UPGRADE

A. Landlord, at no cost to Tenant, will work with Eversource to increase the transformer/electrical capacity serving the Building by changing the electrical service from a secondary metered service to a primary metered service (the “Electrical Service Upgrade”). However, in no event shall the additional Tenant electrical load (the “Additional Load”) resulting from the Second Amendment Work exceed 225 amps at 480 volts (i.e., the Additional Load is in addition to the current power capacity available to Tenant). Subject to final design requirements by Eversource, the Electrical Service Upgrade shall include, but not be limited to, the replacement of the existing transformer and the installation of a new transformer, resulting in a total of two transformers serving the Building. A total of 480 kW of power shall be made available to Tenant for the Additional Term, and the Extension Term, inclusive of the power currently available to Tenant under the Lease. For the avoidance of doubt, the main electrical service for the Building will remain at 25 watts per square foot, which includes base Building and available Tenant power in accordance with the Lease in effect immediately prior to the Execution Date.

B. Landlord anticipates that the Electrical Service Upgrade shall be substantially completed by December 31, 2017. However, except as set forth in Section 2.C below, if, for any reason, the Electrical Service Upgrade is not substantially completed by December 31, 2017, then Landlord shall have no liability to Tenant, Tenant shall have no rights against Landlord, and Tenant’s obligations under the Lease shall not be affected by any delay in the performance of the Electrical Service Upgrade.

C. Notwithstanding the foregoing:

(1)	If the Electrical Service Upgrade is substantially completed after the Initial Rent Credit Date, as hereinafter defined, but on or before the Second Rent Credit Date, as hereinafter defined, then Tenant shall receive a credit against the amount of Fixed Rent payable by Tenant to Landlord hereunder equal to $1,046.79 per day for each day between the Initial Rent Credit Date and the date the Electrical Service Upgrade is substantially completed.

(2)	If the Electrical Service Upgrade is substantially completed after the Second Rent Credit Date, then Tenant shall receive a credit against the amount of Fixed Rent payable by Tenant to Landlord hereunder equal to the sum of: (i) the product of $1,046.79 per day for each day between the Initial Rent Credit Date and the Second Rent Credit Date, plus (ii) $2,500.00 per day for each day between first day after the Second Rent Credit Date and the date the Electrical Service Upgrade is substantially completed.

(3)	The “Initial Rent Credit Date” shall be defined as the date that is ten (10) months following the Execution Date, except that the Initial Rent Credit Date shall be extended by the number of days (if any) that Landlord is delayed in substantially completing the Electrical Service Upgrade as the result of either: (i) delays caused by Eversource (“Eversource Delays”), or (ii) any other reasons beyond Landlord’s reasonable control except for Eversource Delays (“Other Causes Beyond Landlord’s Reasonable Control”). Eversource delays and Other Causes Beyond Landlord’s Reasonable Control are referred to collectively herein as “Excused Delays”. Notwithstanding the foregoing, the Initial Rent Credit Date shall not be extended by any period of time prior to the date that Landlord gives Tenant written notice such Excused Delay.

(4)	The “Second Rent Credit Date” shall be defined as the date eighteen (18) months after the Execution Date, except that the Second Rent Credit Date shall be extended by the number of days (if any) that Landlord is delayed in substantially completing the Electrical Service Upgrade by reason of Other Causes Beyond Landlord’s Reasonable Control Notwithstanding the foregoing, the Outside Date shall not be extended by any Other Cause Beyond Landlord’s Reasonable Control with respect to any period of time prior to the date that Landlord gives Tenant written notice such Other Cause Beyond Landlord’s Reasonable Control.

(5)	The provisions of this Section 2C set forth Tenant’s sole remedies, by at law and in equity in the event of any day in the performance of the Electric Service Upgrade.

3. NOTICE/RENT PAYMENT ADDRESS

Effective as of the Execution Date, Landlord’s addresses for notices set forth in Sections 31.1 and 31.2 of the Lease, shall be deleted in their entirety, and the below-listed addresses shall be substituted therefor:

CRP/King 830 Winter, L.L.C.

c/o King Street Properties

200 Cambridge Park Drive

Cambridge, MA 02140

Attention: Stephen D. Lynch

With a copy to:

Goulston & Storrs PC

400 Atlantic Avenue

Boston, MA 02110

Attention: 830 Winter Street

Effective as of the Execution Date, Tenant’s “copy to” address for notices set forth in Section 31.5 of the Lease shall be deleted in its entirety, and the below-listed address shall be substituted therefor:

With a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

One Marina Park Drive, Suite 900

Boston, MA 02210

Attention: Albert Vanderlaan

4. SECURITY DEPOSIT

The parties hereby acknowledge, agree, and confirm that (i) no Security Deposit shall be required with respect to the Additional Term and (ii) the Security Deposit required under Section 7(a) of the Lease was reduced to zero pursuant to the terms and conditions set forth in said Section 7(a) of the Lease.

5. ANCILLARY SPACE

The parties hereby acknowledge and confirm that Tenant has installed Tenant’s Generator in the Ancillary Space pursuant to the provisions of Section 38 of the Lease.

6. PARKING

Tenant hereby acknowledges that Landlord has granted to an adjacent property owner the right, after Landlord completes construction of the planned new building to be located on the Property and to be known as 828 Winter Street, to park up to 120 vehicles in the parking facilities serving the Building, for overflow parking, in the location shown on the plan attached hereto as Exhibit C, Second Amendment, on a daily basis between the hours of 7 p.m. to 7 a.m. (the “Off Business Hours Parking Hours”). The foregoing acknowledgement shall not affect Tenant’s rights under Section 33 of the Lease with respect to any time period other than during the Off Business Hours Parking Hours.

7. RULES AND REGULATIONS

A. Building Rules and Regulations. The Rules and Regulations set forth in Exhibit “F” of the Lease are hereby deleted in their entirety and the updated Rules and Regulations attached hereto as Exhibit B, Second Amendment, are hereby substituted therefor.

B. Construction Rules and Regulations. Attached hereto as Exhibit B-1, Second Amendment, are Construction Rules and Regulations which shall govern any work to be performed by Tenant (or Tenant’s authorized contractors, builders or persons performing similar functions) in the Premises.

8. BROKER

Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this Second Amendment, other than Transwestern|RBJ (the “Broker”). Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any claims arising in breach of the representation and warranty set forth in the immediately preceding sentence. Landlord shall be solely responsible for the payment of a brokerage commission to Broker pursuant to a separate agreement between Landlord and Broker.

9. INAPPLICABLE/DELETED LEASE PROVISIONS

A. Inapplicable Lease Provisions. Section 10 (Construction), Exhibit “C” (Fixed Rent), and Exhibit “K” (Tenant Design Manual) (other than those provisions of Exhibit “K” referring to electrical specifications, which shall remain unchanged, except to the extent that such provisions are modified by this Second Amendment) of the Lease and Sections 3 and 5 (Fixed Rent Deferment Period; Payment of Deferred Rent) of the First Amendment shall have no applicability with respect to the Additional Term or this Second Amendment.

B. Deleted Lease Provisions. With respect to the Additional Term, Section 7 (Security Deposit; Letter of Credit) and Exhibit “I” (Letter of Credit) shall be deleted in their entirety and shall be of no further force and effect. Effective as of the Execution Date, Section 35 (Termination Option) and Section 37 and Exhibit “N” (Third Floor Expansion Space) of the Lease are hereby deleted in their entirety and are of no further force and effect.

10. MISCELLANEOUS

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease. In the event that any of the provisions of the Lease are inconsistent with this Second Amendment or the state of facts contemplated hereby, the provisions of this Second Amendment shall control. Except as amended hereby, the Lease is hereby ratified and confirmed.

EXECUTED under seal as of the date first above written.

LANDLORD:

CRP/KING 830 WINTER, L.L.C.,

a Delaware limited liability company

By:	CRP/King 830 Winter Pledgor, L.L.C.,

a Delaware limited liability company,

its sole member

By:	CRP/King 830 Winter Venture, L.L.C.,

a Delaware limited liability company,

its sole member

By:	King Munson LLC, a Delaware limited

liability company, a member

By:	King Street Properties Investments LLC,

a Massachusetts limited liability company,

it manager

By: /s/Thomas Ragno

Name:

Title:

TENANT:

HISTOGENICS CORPORATION,

a Delaware corporation

By: /s/ Jonathan Lieber

Name: Jonathan Lieber

Title: CFO

EXHIBIT A, SECOND AMENDMENT

SECOND AMENDMENT WORK

WORK LETTER

This Exhibit is attached to and made a part of the Lease (the “Lease”) by and between CRP/KING 830 WINTER, L.L.C., a Delaware limited liability company (“Landlord”), and HISTOGENICS CORPORATION, a Delaware corporation (“Tenant”), for Premises located at 830 Winter Street, Waltham, Massachusetts. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the leasehold improvements Tenant intends to perform in refurbishing the Premises for Tenant’s use during the Additional Term (the “Second Amendment Work”). The Second Amendment Work shall be consistent with the Scope of Work (“Scope of Work”) attached hereto and incorporated herein as Exhibit A-1, Second Amendment. This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

I. Second Amendment Work

1. Tenant’s Plans. In connection with the performance of the Second Amendment Work, including without limitation, the installation of all furniture and fixtures, Tenant shall submit to Landlord for Landlord’s approval: (i) the names of and other reasonably requested information regarding Tenant’s proposed architect, general contractor, and subcontractors; (ii) a set of design/development plans sufficient for Landlord to approve Tenant’s proposed design of the Premises (the “Design/Development Plans”), and (iii) a full set of construction drawings (“Final Construction Drawings”) for the Second Amendment Work. The Design/Development Plans and the Final Construction Drawings are collectively referred to herein as the “Plans”. Landlord agrees that it will not unreasonably withhold such approvals, subject to the following: (x) the Design/Design Development Plans and Final Construction Drawings are consistent with the Scope of Work and comply with Landlord’s requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building and the Property, and (y) in the event that any portions of the Second Amendment Work affects the structure, roof, and/or Building systems, Landlord shall have the right to require Tenant to engage engineers and subcontractors, as applicable, designated by Landlord in designing and performing such portions of the Second Amendment Work. Landlord’s approval is solely given for the benefit of Landlord and Tenant under this Section 1, and neither Tenant nor any third party shall have the right to rely upon Landlord’s approval of the Plans for any other purpose whatsoever. Landlord agrees to respond to any request for approval of the Plans on or before the date seven (7) Business Days after Landlord’s receipt thereof, except that with respect to any resubmission of Plans after the same have been reviewed and commented upon by Landlord, Landlord shall respond to Tenant’s request for approval of such resubmission on or before the date three (3) Business Days after Landlord’s receipt of such resubmission, provided that such resubmission clearly shows any changes to the previous set of Plans submitted by Tenant to Landlord by either bubbling or redlining.

2. Performance of Second Amendment Work. The Second Amendment Work shall be performed by Tenant in accordance with the provisions of the Lease (including, without limitation, Section 11 of the Lease, this Exhibit A, Second Amendment, and Exhibit A-1, Second Amendment). The Second Amendment Work shall be performed at Tenant’s sole cost and expense, except for Landlord’s Second Amendment Contribution, as hereinafter defined. Prior to commencing the Second Amendment Work, Tenant shall provide Landlord with a schedule for the Second Amendment Work. Tenant shall not perform any portion of the Second Amendment Work that would require a shutdown of any common Building system unless (a) Tenant provides Landlord with at least ten (10) Business Days’ notice of such work requiring the shutdown, and (b) Tenant receives Landlord’s prior written approval of such shutdown, which approval shall not be unreasonably withheld, conditioned or delayed.

Tenant shall be responsible (i) for connecting to the Building electrical system, whenever required, to bring additional power to the Premises (“Tenant’s Electrical Work”) and (ii) for all costs incurred by Landlord as the result of any shutdowns of the Building systems in connection with the Second Amendment Work (e.g., without limitation, the costs of employing emergency generators, the cost of restarting any Building system, the cost of supervisory personnel monitoring the shut down and start-up of the Building systems, etc.). Tenant’s Electrical Work shall be considered part of the Second Amendment Work. At Tenant’s election, Tenant’s Electrical Work (as hereinafter defined) shall either be performed: (1) by Landlord, at Tenant’s cost, or (2) by Tenant. If Tenant performs Tenant’s Electrical Work, then Tenant’s Electrical Work shall be performed after Business Hours, and Tenant’s Electrical Work shall be performed by contractors designated by Landlord.

Notwithstanding the foregoing, Tenant shall not be responsible for costs incurred by Landlord as the result of any shutdowns of the Building systems in connection with Landlord’s Electrical Service Upgrade.

3. Landlord’s Second Amendment Contribution. As an inducement to Tenant’s entering into this Second Amendment and provided there exists no uncured Event of Default, Landlord shall, subject to the provisions of this Exhibit A, Second Amendment (including, without limitation, Section 4 below), provide to Tenant a tenant improvement allowance (the “Landlord’s Second Amendment Allowance”) of up to $891,520.00 (i.e., $35.00 per rentable square foot of the Premises) (the “Maximum Amount”), to be applied by Tenant to the costs (“Permitted Costs”) incurred by Tenant in designing (“soft costs”) and in performing (“hard costs”) the Second Amendment Work. The amount, if any, by which the Maximum Amount exceeds the aggregate amount of Permitted Costs with respect to which Tenant submits a requisition to Landlord on or before the Outside Requisition Date is referred to herein as the “Unused Allowance Amount”. For the purposes hereof, Permitted Costs shall not include: (i) the cost of any of Tenant’s Property (i.e., Tenant’s furniture, equipment, fixtures and property of every kind, nature and description related or arising out of Tenant’s leasehold estate hereunder, which may be in or upon the Premises or the Building) including without limitation telecommunications and computer equipment and all associated wiring and cabling, any de-mountable decorations, artwork and partitions, signs, and trade fixtures, (ii) the cost of any fixtures or Alterations that will be removed at the end of the Term, (iii) any fees paid to Tenant, any Affiliate or successor, (iv) except as hereinafter set forth, any soft costs, or (v) except as set forth in Section 4 below, payment of Rent. Notwithstanding the foregoing, Tenant shall have the right to use up to $89,152.00 (i.e., $3.50 per rentable square foot of the Premises) of Landlord’s Second Amendment Allowance for soft costs (i.e., space planning and design, permit fees, signage, construction management fees, equipment, and cabling). Landlord shall impose no Landlord supervisory or oversight fees in connection with the Second Amendment Work, except that Tenant shall reimburse Landlord, within thirty (30) days of billing therefor, for reasonable, out-of-pocket costs and expenses incurred by Landlord in engaging independent third party consultants and/or engineers to review Tenant’s Plans for the Second Amendment Work. In performing such review of Tenant’s Plans, Landlord may either use the consultants listed on Exhibit A-2, Second Amendment, or other consultants selected by Landlord and approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed. “Landlord’s Second Amendment Contribution” shall be the lesser of (x) the actual Permitted Costs or (y) the Maximum Amount, as defined above.

4. Application of a Portion of Landlord’s Second Amendment Contribution Against Annual Fixed Rent. The foregoing notwithstanding, Tenant may, by written notice given by Tenant to Landlord on or before December 1, 2017, elect to a portion of Landlord’s Second Amendment Contribution equal to up to $509,440.00 ($20.00 per rentable square foot of the Premises) (the “Rent Credit”) as a credit against the installment(s) of Annual Fixed Rent first coming due after January 1, 2018. If Tenant timely makes such election, then the Maximum Amount shall be reduced by the Rent Credit. If Tenant fails to notify Landlord of such election by December 1, 2017, then Tenant shall not be entitled to the Rent Credit.

5. Budget. Tenant shall have no right to submit any requisition to Landlord on account of Permitted Costs until Tenant has submitted to Landlord a detailed good faith budget (“Budget”) of Permitted Costs. Tenant shall deliver to Landlord an update of the Budget at least once every two (2) months, but in any event after Tenant enters into a contract for the performance of the Second Amendment Work with its contractor.

(a) Tenant shall submit to Landlord reasonably detailed documentation evidencing the then current Budget at the time of each Budget update.

(b) Requisitions. Landlord shall pay Landlord’s Proportion (hereinafter defined) of the cost shown on each requisition (hereinafter defined) submitted by Tenant to Landlord within thirty (30) days of submission thereof by Tenant to Landlord until the entirety of Landlord’s Second Amendment Contribution has been exhausted. “Landlord’s Proportion” shall be a fraction, the numerator of which is Maximum Amount (as reduced by the amount, if any, of the Rent Credit) of Landlord’s Second Amendment Contribution and the denominator of which is the Budget for Permitted Costs, as the denominator may change, from time to time. A “requisition” shall mean AIA Documents G-702 and G-703 duly executed and certified by Tenant’s architect and general contractor (accompanied by, without limitation, invoices from Tenant’s contractors, vendors, service providers and consultants (collectively, “Contractors”) and partial lien waivers and subordinations of lien, as specified in M.G.L. Chapter 254, Section 32 (“Lien Waivers”) with respect to the prior month’s requisition, and such other documentation as Landlord or any Mortgagee may reasonably request) showing in reasonable detail the costs of the item in question or of the improvements installed to date in the Premises, accompanied by certifications executed by the Chief Executive Officer,

Chief Financial Officer, Chief Operations Officer, Vice President, or other officer of Tenant that the amount of the requisition in question does not exceed the cost of the items, services and work covered by such requisition. Tenant shall, within ten (10) days of written request from Landlord from time to time, provide to Landlord sufficient backup documentation relating to each requisition in order to verify the amount of Permitted Costs for Tenant’s requested payment. Tenant shall submit requisition(s) no more often than monthly.

(c) Notwithstanding anything to the contrary herein contained: (1) Landlord shall have no obligation to advance funds on account of Landlord’s Second Amendment Contribution more than once per month; (2) if Tenant fails to pay to Tenant’s contractors the amounts paid by Landlord to Tenant in connection with any previous requisition(s), Landlord shall thereafter have the right to have Landlord’s Second Amendment Contribution paid directly to Tenant’s contractors; (3) Landlord shall have no obligation to pay any portion of Landlord’s Second Amendment Contribution with respect to any requisition submitted prior to October 1, 2017 or after June 30, 2019 (the “Draw Period”); (4) Tenant shall not be entitled to any Unused Allowance Amount of Landlord’s Second Amendment Contribution; (5) Landlord’s obligation to pay any portion of Landlord’s Second Amendment Contribution shall be conditioned upon there existing no Event of Default by Tenant in its obligations under this Lease at the time that Landlord would otherwise be required to make such payment; and (6) in addition to all other requirements hereof, Landlord’s obligation to pay the final ten percent (10%) of Landlord’s Second Amendment Contribution shall be subject to simultaneous delivery of all Lien Waivers relating to items, services and work performed in connection with the Second Amendment Work. If Landlord declines to fund any requisition on the basis that, at the time that Tenant submitted such requisition to Landlord, Tenant is in default of its obligations under the Lease, then, if Tenant cures such default and so long as the Lease is still in full force and effect, Tenant shall again have the right to resubmit such requisition (as may be updated by Tenant for any work performed since the date of the previously submitted requisition) for payment subject to the terms and conditions of this Section I.5(c).

II. Miscellaneous

1. Tenant’s Authorized Representative. Tenant designates Peter Hamilton (email: phamilton@histogenics.com, telephone 781-547-7912; “Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than five (5) Business Days advance written notice to Landlord.

2. Landlord’s Authorized Representative. Landlord designates Tyson Reynoso (email: treynoso@ks-prop.com, telephone 617-910-5504; “Landlord’s Representative”) as the only person authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than five (5) Business Days advance written notice to Tenant.

3. Landlord shall have the right, during the performance of the Second Amendment Work, to have Landlord’s Representative participate in weekly construction meetings with Tenant and the Contractor as to the status of the performance of Second Amendment Work.

4. During construction of the Second Amendment Work, Tenant shall not be charged for the use of freight elevators, security, or access to loading docks provided that such activities occur during Business Hours on Business Days.

III. Disputes.

Any disputes relating to provisions or obligations in this Lease in connection with the Second Amendment Work or this Exhibit A, Second Amendment shall be submitted to arbitration in accordance with the provisions of applicable state law, as from time to time amended. Arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the rules, regulations and procedures from time to time in effect as promulgated by the American Arbitration Association. Notwithstanding the foregoing, the parties hereby agree that the arbitrator for any disputes relating to the Second Amendment Work shall be a construction consultant experienced in the construction of office/laboratory buildings in the City of Waltham, as mutually agreed upon by the parties, or, if not then designated by the parties, within ten (10) days after either party makes a request for arbitration hereunder, or (if the parties do not mutually agree upon such arbitrator) as designated by the Boston office of the American Arbitration Association upon request by either party. Prior written notice of application by either party for arbitration shall be given to the other at least ten (10) days before submission of the application to the said Association’s office in Boston, Massachusetts. The arbitrator shall hear the parties and their evidence. The decision of the arbitrator shall be binding and conclusive, and judgment upon the award or decision of the arbitrator may be entered in the appropriate court of law; and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the Court or a Judge thereof may be served outside the Commonwealth of Massachusetts by registered mail or by personal service, provided a reasonable time for appearance is allowed. The costs and expenses of each arbitration hereunder and their apportionment between the parties shall be determined by the arbitrator in his award or decision. Except where a specified period is referenced in this Lease, no arbitrable dispute shall be deemed to have arisen under this Lease prior to the expiration of the period of twenty (20) days after the date of the giving of written notice by the party asserting the existence of the dispute together with a description thereof sufficient for an understanding thereof. In connection with the foregoing, it is expressly understood and agreed that the parties shall continue to perform their respective obligations under the Lease during the pendency of any such arbitration proceeding hereunder (with any adjustments or reallocations to be made on account of such continued performance as determined by the arbitrator in his or her award).

EXHIBIT A-1, SECOND AMENDMENT

SCOPE OF WORK

•	Replace carpets (include in large meeting room)

•	Walls painted

•	Door handles for sliding doors

•	Cleanroom:

○	Increase ISO 7 space

○	Add HEPA’s to entrance rooms – low returns w/fan powered HEPA’s

○	Overhaul AHU-1

○	Add 2nd possible 3rd, Clean Compressed Air (CCA) port in cleanroom

○	Add Pass Through Autoclave

•	pH Neutralization room in Basement

○	Add floor drain

○	Add water source

○	Add power outlet

•	Expand lab space for QC work

•	Move CCA and CO2 tank farms to outside hallway, N2 to remain where it is

•	Close hallway near QC labs and boiler room door, to minimize potential contamination

A-1-1

EXHIBIT A-2, SECOND AMENDMENT

LANDLORD CONSULTANTS

Mechanical: AHA Consulting Engineers; Environmental Systems Incorporated; Kaz Consulting

Electrical/Life Safety: AHA Consulting Engineers; Nappa Electric; Kaz Consulting

Plumbing: AHA Consulting Engineers; North Shore Mechanical Contractors; Kaz Consulting

Structural: Goldstein Milano

Fire Protection: AHA Consulting Engineers; Legacy Fire Protection; Kaz Consulting

Architectural/Building Code: Perkins + Will; Jensen Hughes

A-2-1

EXHIBIT B, SECOND AMENDMENT

BUILDING RULES AND REGULATIONS

A. General

1. Tenant and its employees shall not in any way obstruct the sidewalks, halls, stairways, or exterior vestibules of the Building, and shall use the same only as a means of passage to and from their respective offices. At no time shall Tenants permit its contractors, or other representatives to loiter in Common Areas or elsewhere in and about the Property.

2. Corridor doors, when not in use, shall be kept closed.

3. Areas used in common by tenants shall be subject to such regulations as are posted therein.

4. Any Tenant or vendor sponsored activity or event in the Common Area must be approved and scheduled through Landlord’s representative, which approval shall not be unreasonably withheld, conditioned, or delayed.

5. No animals, except Seeing Eye dogs, shall be brought into or kept in, on or about the Premises or Common Areas, except as approved by Landlord.

6. Alcoholic beverages (without Landlord’s prior written consent), illegal drugs or other illegal controlled substances are not permitted in the Common Areas, nor will any person under the influence of the same be permitted in the Common Areas. Landlord reserves the right to exclude or expel from the Building any persons who, in the judgment of the Landlord, is under the influence of alcohol or drugs, or shall do any act in violation of the rules and regulations of the Building.

7. No firearms or other weapons are permitted in the Common Areas.

8. No fighting or “horseplay” will be tolerated at any time in the Common Areas.

9. Tenant shall not cause any unnecessary janitorial labor or services in the Common Areas by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

10. Smoking and discarding of smoking materials by Tenant and/or any Tenant Party is permitted only in exterior locations designated by Landlord. Tenant will instruct and notify its employees and visitors of such policy.

11. Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes

12. Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages food, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of Tenant’s employees and located within the Tenant Premises.

13. Canvassing, soliciting, and peddling in or about the Building is prohibited. Tenant, its employees, agents and contractors shall cooperate with said policy, and Tenant shall cooperate and use best efforts to prevent the same by Tenant’s invitees.

14. Fire protection and prevention practices implemented by the Landlord from time to time in the Common Areas, including participation in fire drills, must be observed by Tenant at all times.

15 Except as provided for in the Lease, no signs, advertisements or notices shall be painted or affixed on or to any windows, doors or other parts of the Building that are visible from the exterior of the Building unless approved in writing by the Landlord.

16. The restroom fixtures shall be used only for the purpose for which they were constructed and no rubbish, ashes, or other substances of any kind shall be thrown into them. Tenant will bear the expense of any damage resulting from misuse.

17. Tenant will not interfere with or obstruct any building central HVAC, electrical, or plumbing systems, other than temporarily as contemplated with respect to the performance of Tenant’s Electrical Work set forth in Section I.2 of Exhibit A, Second Amendment.

18. Tenant shall utilize the pest control services as chosen by Tenant and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed, to control pests in the Premises. Except as included in Landlord’s Services, tenants shall bear the cost and expense of such pest control services.

19. Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements of the Building.

20. Tenants shall not use more than its proportionate share of telephone lines available to service the Building unless such telephone lines are available for use (“Excess Lines”), in which case there shall be no restriction, provided, however, that Landlord reserves to right, upon thirty (30) days’ prior notice to Tenant, to rescind Tenant’s use of the Excess Lines if another tenant needs such Excess Lines.

21. Tenants shall not perform improvements or alterations within the Building or their Premises, if the work has the potential of disturbing the fireproofing which has been applied on the surfaces of structural steel members, without the prior written consent of Landlord, subject to the provisions of the Lease.

22. Tenant shall manage its waste removal and janitorial program, at its sole cost and expense, keeping any recyclables, garbage, trash, rubbish and refuse in vermin proof containers for Tenants sole use within the Landlord designated area until removed with all work to be performed during non-business hours.

23. Lab operators who travel outside lab space must abide by the one glove rule and remove lab coats where predetermined.

24. Chemical lists and SDS sheets must be readily available at the entrance to each lab area. In the event of an emergency, first responders will require this information in order to properly evaluate the situation.

25. Tenant shall provide Landlord, in writing, the names and contact information of two (2) representatives authorized by Tenant to request Landlord services, either billable or non-billable and to act as a liaison for matters related to the Premises.

26. Parking of any trailers, trucks, motor homes, or unregistered vehicles in the parking lots is prohibited.

B. Access & Security

1. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during the hours Landlord may deem advisable for the adequate protection of the Property. Use of the Building and the leased premises before 8 AM or after 6 PM, or any time during Saturdays, Sundays or legal holidays shall be allowed only to persons with a key/card key to the Building or guests accompanied by such persons. Any persons found in the Building after hours without such keys/card keys are subject to the surveillance of building staff.

2. Tenant shall not place any additional lock or locks on any exterior door in the Premises or Building or on any door in the Building core within the Premises, including doors providing access to the telephone and electric closets and the slop sink, without Landlord’s prior written consent, such consent to not be unreasonably withheld, conditioned or delayed. A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made. All keys shall be returned to landlord at the expiration or earlier termination of this Lease.

3. Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents, provided that Tenant shall have access to the Building 24 hours per day, 7 days a week. Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements relative thereto.

4. Tenant acknowledges that Property security problems may occur which may require the employment of extreme security measures in the day-to-day operation of the Common Areas. Accordingly, Tenant agrees to cooperate and cause its employees, contractors, and other representatives to cooperate fully with Landlord in the implementation of any reasonable security procedures concerning the Common Areas.

C. Shipping/Receiving

1. Dock areas for the Building shall not be used for storage or staging by Tenant except in the Loading Dock Premises as permitted in the Lease.

2. In no case shall any truck or trailer be permitted to remain in a loading dock area for more than 60 minutes, except with prior written notice to Landlord, which notice may be given via email, provided that, in any event Landlord shall have the right, in good faith, to require Tenant to adjust its schedule for the use of the dock areas based upon the needs of the other tenants of the Building and Building operations.

3. There shall not be used in any Common Area, either by Tenant or by delivery personnel or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires or wheels and sole guards.

4. Lab operators carrying any lab related materials may only travel within the Premises. At no time should any lab materials travel in the Common Areas, except at the Loading Dock and Freight Elevator.

5. Any dry ice brought into the building must be delivered through the loading dock.

6. All nitrogen tanks must travel through the loading dock and should never be left unattended outside of the Premises.

EXHIBIT B-1, SECOND AMENDMENT

TENANT CONSTRUCTION

RULES AND REGULATIONS

THE RULES MUST BE POSTED AT THE JOB SITE AT ALL TIMES!

1. Parking. Parking areas are designated by the Management Office and are subject to change at any time. Construction personnel are required to park in the parking areas designated by the management office. Failure to adhere to this regulation will result in the towing of the vehicle in violation at the owner’s expense.

2. Access. Building entrances; lobbies, passages, corridors, public elevators, stairways, and other common areas may not be encumbered, or obstructed by the contractor, or contractor’s agents during construction of the tenant’s lease premises. Material deliveries must be scheduled in advance through the Management Office and coordinated with the Lincoln Property Company representative. Contractors are not to use the Building’s restrooms under any circumstances. Construction personnel found using the Building’s restrooms will be asked to immediately leave the Premises and will not be allowed to return.

3. Each contractor is responsible for their subcontractor(s), and for the actions of their personnel including clean-up of work and construction traffic. No alcoholic beverages, glass containers, or “controlled substances” are allowed on the premises. Tenant shall, prior to commencing any work, deliver to Landlord’s Management Office a list of Tenant’s contractors who will be performing such work. After hours work must be scheduled through the Management Office 24 Hours before the activity will occur. Weekend activity must be scheduled by Friday at 9 a.m. Contractors will not be allowed to work in the building after hours, or on weekends unless the procedures outlined above have been followed.

4. Noise and Vapor Restrictions. Any work that would cause inconvenience to other tenants in the building, or that must be done in an occupied space must be done after hours or on the weekend. Structural modifications, floor penetrations created with the use of core drilling machines, pneumatic hammers, etc., shall be performed before 7:30 a.m. or after 7:00 p.m. Likewise, any construction operations causing excessive noise, dust, vapors must be conducted during these hours.

When construction is on an occupied multi-tenant floor, noise i.e., radios, loud talking, noise from equipment, etc. must be kept to a minimum. On these multi-tenant floors, public restrooms are not to be used by contractors.

A Lincoln Property Company superintendent or the Property Manager will have the sole authority to determine if an operation is causing excessive noise, dust, or vapors.

5. Landlord has the right to inspect work subject to the provisions of the Lease.

6. Mechanical and electrical shop drawings must be reviewed subject to the provisions of the Lease.

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All panels and transformers are to match the building standard systems and all materials and methods used to connect panels and transformers must be approved subject to the provisions of the Lease.

Unscheduled outages of any utility, or building service is strictly prohibited.

7. Dust and air contamination are to be controlled with temporary partitions which are sealed adequately to prevent dust from entering leased areas or mechanical equipment. Floor sweep or a comparable material will be used when sweeping concrete or tile floors.

8. Clean-up of Common and Lease Areas. Premises must be kept in a clean, orderly fashion at all times and free of potential safety and fire hazards. A general clean-up of the space under construction is to be performed on a daily basis. Final clean-up will be the responsibility of the contractor, which is to include all vacuuming and dusting as required. Failure to adequately keep the work area clean and accessible will result in Lincoln Property Company using its own forces to achieve this through whatever means determined necessary and the total cost will be deducted from the contract.

9. Trash Removal. Contractor is responsible for removing all construction debris and trash from the construction site. UNDER NO circumstances shall trash, or construction debris be allowed to accumulate. Trash removal must be coordinated through the Lincoln Property Company Management Office. No vehicles, or dumpsters will be allowed to remain stationary on the site.

Under no circumstances is the Landlord’s dumpster to be used.

10. If any fire sprinkler work, or modification to the fire sprinkler system is required, the system must be back in operation at the end of the work day. Under no circumstances shall the fire sprinkler system be left inoperative overnight. The facilities manager must be notified each morning of the location of and type of sprinkler work to be performed. The engineer hourly rate of $75.00 will be charged for routine work and/or extended regular hour work.

11. Existing pull stations and horns and strobes located throughout the building will remain live during construction.

12. It shall be the responsibility of the general contractor to complete all punch list items before the tenant move-in date or the stipulated completion date.

13. All construction staging, storage, and temporary contractor facilities will be located in specific areas assigned by the Lincoln Property Company. Contractors will be responsible for the maintenance, housekeeping, and demolition of all temporary facilities.

14. Any removal, replacement, or repair work to a base building system to accommodate work directed by the tenant, or unforeseen interference (i.e., sprinkler head conflicts) which is not part of the Work, will be performed by the tenant’s contractor at tenant’s sole expense.

15. No fire arms or weapons are permitted on the property.

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16. Insurance. Contractors will be required to carry standard requirements incorporating both the owner and LPC Commercial Services, Inc. as additionally insured parties.

17. At no time is any welding, or cutting with a torch to be used in the building without prior approval and coordination from the Management Office. Hot work permits may be required depending on the status of the project for all hot work including welding, soldering, and torch cutting. All hot work requires a fire extinguisher supplied by the contractor and must be in the immediate vicinity and easily accessible. Fire extinguishers must be inspected at lease monthly.

18. A copy of these regulations shall be posted on the job site for all parties to observe. Contractor is responsible for instructing all of his personnel, subcontractors and supplies to comply with these regulations.

19. ALL PASSENGER ELEVATORS AND PUBLIC AREAS SHALL BE RESTRICTED AND OFF LIMITS TO ALL CONSTRUCTION PERSONNEL. Under no circumstances shall the exit stairwells be used for access to/from the first floor. All construction personnel for this project shall only use the freight elevator from the first floor back lobby. Under no circumstances shall the main entrance to the building or the garage passenger elevators be used for access.

All deliveries of materials and equipment must be scheduled at least twenty-four (24) hours prior to their delivery through the Lincoln Property Company Management Office. The contractor will be provided access to the freight elevator to be used in the “independent mode” for after-hours deliveries. The Contractor shall provide an operator during work hours to ensure correct and safe usage. Contractor shall keep the elevator cab and door tracks clean and free of all debris. Contractor shall be responsible for repair costs incurred due to misuse or damage caused by his forces. All major deliveries must be made between the hours of 11:00 pm to 7:00 a.m. Monday through Friday and all day long on Saturday and Sunday. Contractor will be charged for having an engineer on duty to assist with deliveries when the loading dock is closed. Additional charges incurred due to non-standard elevator use (i.e. moving freight on top of elevator cab) shall be paid by the General Contractor.

Your signature below signifies that you have read the rules above and agree to abide by all of them.

FIRM NAME:

By:
Name:
	Title:	Date:

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EXHIBIT C, SECOND AMENDMENT

840 WINTER PARKING OVERFLOW PLAN

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